Exhibit 10.24

Bruker Energy & Supercon Technologies Inc. · 15 Fortune Drive · Billerica, MA · USA

Dr. Detlef Krischel	Dr. Burkhard Prause
Danziger Str. 14	Tel.	+1 (6181) 4384 4133
53804 Much	Fax
Burkhard.prause@bruker-est.com

Germany

	Date	10.09.2010
2010 Target Compensation

Dear Detlef,

The Compensation Committee of the Board of Directors recently approved a new compensation structure for executives and senior directors of the BEST group of companies.

The new compensation structure is intended to provide more consistency and transparency in total compensation practices, improve the balance of short and long term incentives and enabling BEST to continue to retain and attract the superior management talent the company relies on.

It is therefore my pleasure to inform you that the Compensation Committee approved the following changes to your targeted annual compensation.  Your new targeted annual compensation, retroactive from 01.01.2010, will be 180.000,00 EUR and consists of the following components:

1)	Annual base salary (payable in twelve monthly instalments) of 144.000,00 EUR
2)	Targeted performance-based bonus (25% of annual salary) of 36.00,00 EUR

The targeted performance-based bonus consists of three key components:

a)	A fixed bonus of 20.000, 00 EUR
b)	A 8.000,00 EUR bonus payable for a signed joint development agreement with PVA TePla on or before December 31st, 2010.
c)	A 8.000,00 EUR bonus payable for a signed purchase order for a crystal growth magnet on or before December 31st, 2010.

The components b) and c) are payable upon successful completion by the target date.  Component a) is payable with the December 2010 salary, or, in case of termination by either party of the existing employment agreement, will be pro-rated up to the date of termination.

It is our plan to raise the flexible performance-based bonus to 50% of your annual base salary by 2012.  For 2011 we will offer a 37,5 % flexible bonus target based on the BASC financial goals and specific development goals.  Furthermore you will continue to participate in the BEST stock option plan for each year of your employment with the company.  The annual stock option awards are at the discretion of the Compensation Committee and subject to availability.

The targeted performance-based bonus will replace the existing bonus agreement dated February 16th, 2009.  With your signature below you indicate consent with the new plan.  If you do not wish to change the plan for the current year, please return one copy of this letter unsigned with a short note.

On behalf of BEST’s executive management team, I would like to thank you for your sustained contributions to the company and look forward to working with you on the next phase of BEST’s development.

Best regards,

/s/ Dr. Burkhard Prause

Dr. Burkhard Prause
President and CEO

I have read the document and agree with the proposed new bonus plan in replacement of the existing plan dated 16.02.2009.

/s/ Dr. Detlef Krischel
Dr. Detlef Krischel
Managing Director, Bruker ASC GmbH